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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      FIRST UNION REAL ESTATE EQUITY AND
                             MORTGAGE INVESTMENTS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                PAUL F. LEVIN
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, schedule or registration statement no.:
     (3) Filing party:
     (4) Date filed:

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

                                  FIRST UNION
              REAL  ESTATE  EQUITY  AND  MORTGAGE  INVESTMENTS

              55 PUBLIC SQUARE - SUITE 1900 - CLEVELAND, OHIO
              44113-1937

                                   NOTICE OF
                      1996 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

     Notice is hereby given that the 1996 Annual Meeting of the Shareholders of First Union Real Estate Equity and Mortgage Investments ("First Union" or the "Trust") will be held in the National City Bank Auditorium, on the fourth floor of the National City Center Annex Building, 1900 East Ninth Street, Cleveland, Ohio, on Tuesday, April 9, 1996, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

     1. To elect three Trustees.

     2. To consider and take action upon a shareholder proposal concerning the tabulation of proxies.

     3. To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on February 9, 1996, are entitled to notice of and to vote at the meeting. Only such shareholders will be permitted to attend.

                                            By order of the Board of Trustees

                                            PAUL F. LEVIN
                                            Senior Vice President -- General
                                              Counsel and Secretary

March 8, 1996

***************************************************************************
*                                                                         *
*  PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY       *
*  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. A              *
*  SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.              *
*                                                                         *
***************************************************************************

                                  FIRST UNION
                  REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
           55 PUBLIC SQUARE - SUITE 1900 - CLEVELAND, OHIO 44113-1937

                               ------------------
                                PROXY STATEMENT
                               ------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 9, 1996

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Trustees of First Union for use at the 1996 Annual Meeting to be held on April 9, 1996 and at any adjournment of that meeting. The Shares of Beneficial Interest, par value $1 per share ("Shares"), represented by each valid proxy will be voted at the meeting or any adjournment thereof, and, if a choice is specified in the proxy, the Shares will be voted in accordance with such specification. If no specification is made, such Shares will be voted for the Board of Trustees' nominees for Trustees specified in the proxy card and against the shareholder proposal concerning tabulation of proxies. A shareholder may revoke his proxy, without affecting any vote previously taken, by giving notice to First Union in writing or in open meeting. The approximate date on which this Proxy Statement and the accompanying proxy were sent to shareholders is March 8, 1996.

     First Union will bear the cost of preparing and mailing this statement, the accompanying proxy and any other related materials. First Union has engaged Corporate Investor Communication Inc. ("CIC") to assist in the solicitation of proxies from shareholders, at a fee of $5,000, plus reimbursement of its out-of-pocket expenses. First Union will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such materials to, and obtaining the proxies from, shareholders and beneficiaries for whose account they hold registered title to Shares of First Union. In addition to use of the mail, proxies may be solicited personally, by telephone or by telegram, by Trustees, officers and regular employees of First Union without receiving additional compensation, as well as by employees of CIC. First Union will pay the expense of such solicitation.

     The record date for determination of shareholders entitled to vote at the Annual Meeting is February 9, 1996. On that date, 17,485,057 Shares were outstanding. Each Share has one vote.

                             ELECTION OF TRUSTEES

     Under the Declaration of Trust, as amended (the "Declaration of Trust") of First Union, the Board of Trustees is divided into three classes, with each class as nearly equal in number to the other classes as possible. The term of office of each class expires in successive years. Accordingly, at each Annual Meeting successors to the Trustees whose terms expire at that meeting are elected to three-year terms. In addition, under the Declaration of Trust, the number of Trustees may be fixed or changed from time to time by the shareholders, provided that the number in each class is not set at fewer than one nor more than five. In the event of an increase or decrease in the number of Trustees, the additional or remaining Trustees, as the case may be, are to be allocated to classes so as to make the classes as nearly equal as possible. Any vacancy occurring in a class of Trustees may be filled by a majority vote of the Trustees remaining in office, effective for the remainder of the term for such class.

NOMINEES

     Currently, the Board of Trustees is composed of nine Trustees and is divided into equal classes known as Class I, II and III whose terms expire in 1997, 1998 and 1996, respectively. It is proposed that three Trustees be elected to Class III of the Board of Trustees at the Annual Meeting.

                                               PRINCIPAL OCCUPATIONS,                     PERIOD OF    EXPIRATION
                                                 BUSINESS EXPERIENCE                     SERVICE AS        OF
        NAME AND AGE                              AND AFFILIATIONS                         TRUSTEE        TERM
        ------------                           ----------------------                    -----------   -----------
CLASS III
Daniel G. DeVos (38)           Mr. DeVos is Chairman, President and Chief Executive        1994 to        1999
                               Officer of Landquest International, L.L.C., a private        Date
                               real estate investment, development and management com-
                               pany. He is also Vice President, Corporate Affairs of
                               Amway Corporation, a direct sales consumer product
                               business; Vice Chairman, Governing Board of the Or-
                               lando Magic, a professional NBA basketball franchise;
                               President and Chief Executive Officer of the Grand
                               Rapids Griffins, a professional International Hockey
                               League franchise in Grand Rapids, Michigan; and Chair-
                               man and Chief Executive Officer of Georgian
                               Enterprises, Ltd., Barrie, Ontario, Canada, a group of
                               related companies involved in automobile sales,
                               aircraft leasing, charter and sales, real estate
                               development and management; LTS Finished Surfaces,
                               Grand Rapids, Michigan, a wholesale distributor of
                               floor products; and Appliance Distributors, Inc.,
                               Detroit, Michigan, a wholesale distributor of high-end
                               appliances. Mr. DeVos is a director of Genmar
                               Industries, Inc., Minneapolis, Minnesota, a boat
                               manufacturer. He is also a trustee of Butterworth
                               Hospital, Grand Rapids, Michigan, and a member of the
                               Boards of the Family Outreach Center, Grand Rapids,
                               Michigan, the Grand Rapids Symphony, and the Mercy
                               Respite Center.

                                               PRINCIPAL OCCUPATIONS,                     PERIOD OF    EXPIRATION
                                                 BUSINESS EXPERIENCE                     SERVICE AS        OF
        NAME AND AGE                              AND AFFILIATIONS                         TRUSTEE        TERM
        ------------                           ----------------------                    -----------   -----------
Allen H. Ford (67)             Mr. Ford is a consultant and was, from 1981 to 1986,        1983 to        1999
                               Senior Vice President -- Finance and Administration of       Date
                               The Standard Oil Company (BP America), an integrated
                               domestic petroleum company engaged in all phases of the
                               petroleum business. Mr. Ford was Corporate Executive
                               Vice President and Unit President from 1976 to 1980,
                               Vice President, Finance, from 1969 to 1976, and
                               Treasurer during 1969 of Diamond Shamrock Corporation,
                               a producer of chemicals, petroleum and related
                               products. Mr. Ford is a director of Gliatech, Inc. and
                               Parker Hannifin Corporation, and is a trustee and
                               former Chairman of Case Western Reserve University, a
                               trustee of the Musical Arts Association (Cleveland
                               Orchestra), University Hospitals of Cleveland, the
                               Western Reserve Historical Society, and University
                               Circle, Inc. He is also a trustee and former Chairman
                               of the Edison BioTechnology Center.

Spencer H. Heine (53)          Mr. Heine has been Executive Vice President, Secretary        New          1999
                               and General Counsel of Montgomery Ward Holding Corp. a      Member
                               national retail chain, since September 1991, and has
                               been a director of the company since May 1992. Prior
                               thereto, he was Senior Vice President, Secretary and
                               General Counsel of the company from June 1988 through
                               September 1991. Mr. Heine has been Executive Vice
                               President, Secretary and General Counsel of Montgomery
                               Ward & Co., Incorporated, a subsidiary of Montgomery
                               Ward Holding Corp., since April 1994, and has been
                               director of that company since May 1992. He has also
                               been President of Montgomery Ward Properties, a sub-
                               sidiary of Montgomery Ward & Co., Incorporated, since
                               April 1994. Prior thereto, Mr. Heine served as
                               Executive Vice President, Legal and Financial Services
                               of Montgomery Ward & Co., Incorporated, from September
                               1991 through April 1994. Mr. Heine was Chairman and
                               Chief Executive Officer of Signature, a subsidiary of
                               Montgomery Ward & Co., Incorporated, from March 1993
                               through April 1994. Prior thereto, he also served as
                               President of Signature from September 1991.

     While the Trustees do not anticipate that any of the nominees will be unable to serve, if any is not available for election, proxies may be voted for a substitute as well as for the other persons named.

REMAINING TRUSTEES

     The remaining Trustees, whose present terms of office as Trustees will continue after the meeting and will expire in the year set forth opposite his name and upon the election and qualification of his successor, and certain additional information with respect to each of them, are as follows:

                                               PRINCIPAL OCCUPATIONS,                     PERIOD OF    EXPIRATION
                                                 BUSINESS EXPERIENCE                     SERVICE AS        OF
        NAME AND AGE                              AND AFFILIATIONS                         TRUSTEE        TERM
        ------------                           ----------------------                    -----------   -----------
CLASS I
Kenneth K. Chalmers (66)       Mr. Chalmers is a consultant with Kennedy & Co., Chi-       1994 to        1997
                               cago, Illinois, responsible for the Bank of America          Date
                               Illinois account. He was Executive Vice President of
                               Continental Bank, Chicago, Illinois, and its successor,
                               Bank of America Illinois, a commercial bank, from 1984
                               to 1994. Previously he was Senior Vice President --
                               Group Head of the bank from 1977 to 1984 and Vice
                               President -- Division Head from 1972 to 1977. He is a
                               director of Learning Insights, L.L.C. and Catholic
                               Health Partners; Vice Chairman and a member of the
                               Executive Committee of St. Joseph Health Care
                               Foundation, Chicago, Illinois, and serves on the
                               Advisory Board of the Kellogg Graduate School of
                               Management, Northwestern University.

William E. Conway (68)         Mr. Conway has been Chairman and Chief Executive            1985 to        1997
                               Officer of Fairmount Minerals, Ltd., a miner and             Date
                               processor of industrial minerals, since 1978. Mr.
                               Conway was a Group Vice President of Midland-Ross
                               Corporation, a diversified capital goods manufacturer,
                               from 1974 to 1978, and was Executive Vice President,
                               Administration of Diamond Shamrock Corporation, a
                               producer of chemicals, petroleum and related products,
                               from 1970 to 1974. Mr. Conway is a director of The
                               Huntington National Bank of Ohio and a trustee of The
                               Cleveland Clinic Foundation and University School, and
                               serves on the Advisory Board of the Weatherhead School
                               of Management of Case Western Reserve University.

Russell R. Gifford (55)        Mr. Gifford is President of CNG Energy Services             1991 to        1997
                               Corporation, an unregulated energy marketing company         Date
                               providing gas and electric energy services throughout
                               North America. He was President and Chief Executive
                               Officer of The East Ohio Gas Company, Cleveland, Ohio,
                               a distributor of natural gas, from 1988 to 1994. He was
                               also President of West Ohio Gas Company, Lima, Ohio,
                               and River Gas Company, Marietta, Ohio. CNG, East Ohio,
                               West Ohio and River are subsidiaries of Consolidated
                               Natural Gas Co. of Pittsburgh, Pennsylvania. Mr.
                               Gifford was Senior Vice President of The East Ohio Gas
                               from 1985 to 1988. Mr. Gifford is a director of
                               National City Bank and Bearings, Inc., a trustee of
                               Baldwin Wallace College, and a member of the National
                               Board of Governors of the American Red Cross. Mr.
                               Gifford also served as Chairman of the Greater
                               Cleveland Growth Association until March 1, 1995.

                                               PRINCIPAL OCCUPATIONS,                     PERIOD OF    EXPIRATION
                                                 BUSINESS EXPERIENCE                     SERVICE AS        OF
        NAME AND AGE                              AND AFFILIATIONS                         TRUSTEE        TERM
        ------------                           ----------------------                    -----------   -----------
CLASS II
Stephen R. Hardis (60)         Mr. Hardis has been Chairman and Chief Executive Of-        1992 to        1998
                               ficer of Eaton Corporation, a manufacturer of highly         Date
                               engineered products serving the automotive, industrial,
                               commercial and defense markets, since January 1996. He
                               was Vice Chairman and Chief Executive Officer from
                               September 1995 to December 1995, Vice Chairman and
                               Chief Financial and Administrative Officer from 1986 to
                               September 1995 and Executive Vice President -- Finance
                               and Administration from 1979 to 1986. He has been a
                               member of the Board of Directors of Eaton since 1983.
                               Mr. Hardis was Executive Vice President -- Finance and
                               Planning of the Sybron Corporation from 1961 to 1979
                               and was Assistant to the Controller of General Dynamics
                               Corporation from 1960 to 1961. Mr. Hardis is a director
                               of Progressive Companies, Key Corp, Society National
                               Bank and Nordson Corporation, is a trustee of The
                               Cleveland Clinic Foundation, University Circle, Inc.,
                               Playhouse Square Foundation, and the Musical Arts As-
                               sociation (Cleveland, Orchestra).

E. Bradley Jones (68)          Mr. Jones was Chairman and Chief Executive Officer of       1986 to        1998
                               LTV Steel Company, an integrated steel company, from         Date
                               July 1984 to December 1984. Prior to that he was Chair-
                               man and Chief Executive Officer from 1982 to 1984 and
                               President and Chief Operating Officer from 1980 to
                               1982, of Republic Steel Corporation. Mr. Jones is a
                               director of TRW Inc., Consolidated Rail Corporation,
                               Cleveland- Cliffs, Inc., Birmingham Steel Corporation,
                               and RPM, Inc., and is a trustee of Fidelity Funds. He
                               is also trustee of The Cleveland Clinic Foundation.

James C. Mastandrea (52)       Mr. Mastandrea has been Chairman, President and Chief       1994 to        1998
                               Executive Officer of the Trust since January 1994. On        Date
                               February 12, 1996 he also assumed the title of Chief
                               Financial Officer. He was President and Chief Operating
                               Officer of the Trust from July 1993 through December
                               1993. Mr. Mastandrea was President and Chief Executive
                               Officer of Triam Corporation, Chicago, Illinois, an
                               investment adviser to various real estate investment
                               funds from 1991 to 1993. He was Chairman, President and
                               Chief Executive Officer of Midwest Development
                               Corporation, Buffalo Grove, Illinois, from 1978 to
                               1991. From 1971 to 1978 Mr. Mastandrea served in
                               various capacities in the field of commercial and real
                               estate lending, including Vice President of Continental
                               Bank, Chicago, Illinois, and with Mellon Bank,
                               Pittsburgh, Pennsylvania. He is Chairman of the
                               Downtown Development Corporation (DDC), Vice Chairman,
                               Inner City Committee, Urban Land Institute (ULI) Retail
                               Council, and a board member of the Convention and
                               Visitors Bureau of Greater Cleveland

                            COMPENSATION OF TRUSTEES

     Trustees, other than Mr. Mastandrea, receive an annual retainer fee of $12,000 and are paid an attendance fee of $500 for meetings of the Board and committees, except for certain committee meetings for which an attendance fee of $250 is paid.

                       ORGANIZATION OF BOARD OF TRUSTEES

     The Board of Trustees held five Board meetings during 1995. Each of the present Trustees attended at least 80% of the aggregate of the meetings of the Board and the committees of the Board on which he served. The Board has standing Executive; Audit; Management, Organization and Compensation; and Nominating Committees.

EXECUTIVE COMMITTEE

     The Executive Committee exercises all of the powers and authority of the Board during intervals between meetings of the Board except the declaration of dividends and the filling of vacancies among the Trustees or the Executive Committee and except as its powers and duties may be limited or proscribed by the Trustees from time to time. Present members are Otes Bennett, Jr., Kenneth
K. Chalmers, William E. Conway, Daniel G. DeVos, Allen H. Ford, Russell R. Gifford, Stephen R. Hardis, E. Bradley Jones and James C. Mastandrea (Chairman). The Executive Committee held three meetings during 1995.

AUDIT COMMITTEE

     The Audit Committee, composed entirely of Trustees who are not employees of First Union, recommends to the Board the appointment of auditors to examine and report on the combined financial statements, reviews with the independent auditors the arrangements for and results of the audit engagement, reviews the independence of the auditors, considers the range of audit and non-audit fees and reviews the reports of First Union's internal auditor and its system of internal accounting controls. Present members are Otes Bennett, Jr., Kenneth K. Chalmers and Stephen R. Hardis (Chairman). The Audit Committee held three meetings during 1995.

MANAGEMENT, ORGANIZATION AND COMPENSATION COMMITTEE

     The Management, Organization and Compensation Committee, composed entirely of Trustees who are not employees of First Union, makes recommendations to the Board on matters involving management succession, the compensation of officers with salaries of $75,000 per year or more and the retainer and attendance fees for Trustees, makes recommendations and determinations concerning First Union's Share option plans and the 1994 Long Term Incentive Performance Plan, and reviews compensation arrangements as they relate to key employees. Present members are William E. Conway (Chairman), Daniel G. DeVos and Russell R. Gifford. The Management, Organization and Compensation Committee held two meetings in 1995.

NOMINATING COMMITTEE

     The Nominating Committee recommends qualified candidates for election as Trustees and considers the performance of incumbent Trustees to determine whether to recommend them for nomination to stand for re-election. Present members are Allen H. Ford, E. Bradley Jones and James C. Mastandrea (Chairman). The Committee held one meeting in 1995. The Nominating Committee will consider persons for election as Trustees who are recommended to it in writing by any shareholder. Any shareholder wishing to submit a recommendation to the Committee should send a signed letter of recommendation to the following address: First Union Real Estate Equity and Mortgage Investments, Suite 1900, 55 Public Square, Cleveland, Ohio, 44113-1937,
Attention: Chairman. Recommendation letters should state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employment and civic activities.

             SECURITY OWNERSHIP OF TRUSTEES AND OFFICERS AND OTHERS

     The table below sets forth, with respect to Trustees and nominees, certain named executive officers, and as to all Trustees and executive officers as a group, information relating to their beneficial ownership of Shares of First Union as of January 1, 1996:

           NAME OF INDIVIDUAL               SHARES BENEFICIALLY     PERCENT
          OR IDENTITY OF GROUP                   OWNED(1)           OF CLASS
          --------------------              -------------------     --------
TRUSTEES
     Otes Bennett, Jr.                              5,000             .027%
     Kenneth K. Chalmers                            5,000             .027%
     William E. Conway                             14,647             .079%
     Daniel G. DeVos                               13,000             .071%
     Allen H. Ford                                 25,000             .136%
     Russell R. Gifford                             1,250             .007%
     Stephen R. Hardis                              2,000             .011%
     Spencer H. Heine (nominee)                   -- 0 --             .000%
     E. Bradley Jones                              13,331             .072%
     James C. Mastandrea (also an                 328,701(2)         1.756%
       Executive Officer)

EXECUTIVE OFFICERS
     Gregory D. Bruhn                              56,135(3)          .304%
     Paul F. Levin                                 49,209(4)          .266%
     Steven M. Edelman                             64,464(5)          .349%
     John J. Dee                                   61,561(6)          .333%
All Trustees and executive officers
(14 in number) as a group                         639,298(7)         3.374%

---------------

(1) Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule. Each Trustee and executive officer has sole voting and investment power with respect to the amounts shown or shared voting and investment powers with his spouse.
(2) Includes 225,000 Shares of restricted stock over which Mr. Mastandrea has sole voting power but no investment power and 62,500 shares that Mr. Mastandrea has the vested right to acquire through the exercise of options.

(3) Includes 40,000 Shares of restricted stock over which Mr. Bruhn has sole voting power but no investment power, and 12,917 shares that Mr. Bruhn has the vested right to acquire through the exercise of options.
(4) Includes 20,000 Shares of restricted stock over which Mr. Levin has sole voting power but no investment power and 28,284 shares that Mr. Levin has the vested right to acquire through the exercise of options.
(5) Includes 20,000 Shares of restricted stock over which Mr. Edelman has sole voting power but no investment power and 38,419 shares that Mr. Edelman has the vested right to acquire through the exercise of options.
(6) Includes 20,000 Shares of restricted stock over which Mr. Dee has sole voting power but no investment power and 40,499 shares that Mr. Dee has the vested right to acquire through the exercise of options.
(7) Includes 182,619 Shares which executive officers have the vested right to acquire through the exercise of options and 325,000 Shares of restricted stock.

     The following table sets forth, as of the record date, information concerning each person known by First Union to be the beneficial owner of more than 5% of the Shares of First Union:

                                         AMOUNT AND NATURE
         NAME AND ADDRESS OF               OF BENEFICIAL       PERCENT OF
          BENEFICIAL OWNER                   OWNERSHIP           CLASS
         -------------------             -----------------     ----------
Maxus Investment Group(1)
     (Incorporated as Resource                912,800             5.22%
       Management Inc.)
Richard Barone
Maxus Asset Management Inc.
Maxus Securities Corp.
Maxus Equity Fund
28601 Chagrin Boulevard
Cleveland, Ohio 44122

---------------
(1) The information regarding this holder was received by First Union through the filing of a schedule 13-D with the Securities and Exchange Commission on or about September 20, 1995.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the past year, and until January 10, 1996, Turkey Vulture Fund XIII, Ltd. ("Turkey Vulture") and Richard M. Osborne ("Osborne"), its Managing Member, were beneficial owners of more than five percent of the outstanding Shares of First Union. On December 13, 1995, First Union entered into two separate agreements with Turkey Vulture and Osborne.

          Settlement and Standstill Agreement. Pursuant to this agreement, First Union, Turkey Vulture and Osborne agreed to settle, dismiss and release certain claims between and among them then pending in the United States District Court for the Northern District of Ohio and the Common Pleas Court of Cuyahoga County, Ohio. In connection with the settlement, Turkey Vulture and Osborne agreed to sell to First Union, and First Union agreed to purchase from Turkey Vulture and Osborne, 950,000 Shares of First Union. The purchase price for the Shares was the average of the composite trading prices for the Shares on the New York Stock Exchange during the period from January 3, 1995 through December 8, 1995, which price was determined and agreed by the parties to be $7.50 per Share. The Shares were purchased on

     January 10, 1996, for a total amount of $7,125,000. The Shares were retired by First Union.

          Agreement to Purchase Office Building. Pursuant to this agreement, First Union agreed to sell to Bedford Retirement Village Limited Liability Company ("Bedford") certain real property owned by First Union, known as Ninth Street Plaza, 601 Rockwell Building and the Rockwell Garage, all located in Cleveland, Ohio. Bedford is a company controlled by Osborne. The purchase price for the three buildings was $8,825,000. First Union received $1,825,000 in cash at closing on February 9, 1996, and a promissory note for $7,000,000 payable three years from closing and bearing interest at 8% for three years but extendible for an additional two years at an interest rate of 9%. The note is secured by a first mortgage on the real property, standard assignments of leases, rents and financing statements, and personally guaranteed by Osborne. The purchase price was determined on the basis of arm's length negotiations with a prior potential purchaser, which purchase was not completed for other, non-related reasons. The interest rate on the promissory note is considered to be at or above market rate.

                            ------------------------

     Mr. Heine, a nominee for election to the Board of Trustees, is an Executive Officer of Montgomery Ward Holding Corp. and its subsidiary, Montgomery Ward & Co. Incorporated, which owns or leases space at four of First Union's properties. First Union recorded rental income and operating expense reimbursement of $643,100 for these spaces in 1995. The operating agreements or leases existed prior to Mr. Heine's nomination and are considered arm's-length.

                             EXECUTIVE COMPENSATION

     The table below sets forth the compensation paid or earned for services to First Union during each of the last three years by the individual who was First Union's Chief Executive Officer during 1995 and each of the remaining four highest compensated executive officers of the Trust at December 31, 1995.

                                                    SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                             ANNUAL COMPENSATION               COMPENSATION AWARDS
                                    --------------------------------------   ------------------------
                                                                 OTHER                       RESTRICTED
    NAME AND PRINCIPAL                                           ANNUAL                       STOCK        ALL OTHER
         POSITION          YEAR      SALARY       BONUS       COMPENSATION     OPTIONS       AWARDS(1)   COMPENSATION(2)
-------------------------------     --------     --------     ------------     -------       --------    -------------
James C. Mastandrea        1995     $283,333     $ 99,876       $  6,536       112,500      $871,875        $18,760
  Chairman, President      1994      250,000      110,610          5,151       162,500       717,188         35,630
  and Chief Executive      1993*      91,026       40,000                       25,000
  Officer
Gregory D. Bruhn#          1995      155,987       41,328                       20,000       155,000          7,164
  Executive Vice           1994**    111,372       46,456         57,219(3)     45,000       127,500
  President and Chief
  Financial Officer
Steven M. Edelman          1995      116,667       25,830                       10,000        77,500          6,823
  Executive Vice           1994       87,500       27,652                       10,000        63,750          5,064
  President - Chief        1993       72,000       27,206                            0                        4,785
  Investment Officer
Paul F. Levin              1995      112,500       24,754                       10,000        77,500          6,573
  Senior Vice              1994       93,000       27,652                       10,000        63,750          5,006
  President - General      1993       82,700       20,735                            0                        3,955
  Counsel and Secretary
John J. Dee                1995      110,000       24,108                       10,000        77,500          6,257
  Senior Vice              1994       86,667       24,887                       10,000        63,750          5,014
  President - Controller   1993       72,000       27,206                            0                        4,785

---------------
(1) The Trust's Long Term Incentive Performance Plan was implemented in 1994. Shares are awarded only as targeted financial goals are met or exceeded, and restrictions are removed when the market price of shares attains $21.00 for twenty consecutive trading days or after eight years. Shares awarded under the plan are entitled to dividends at the same rate and on the same terms as unrestricted shares of the same class. The aggregate number and value of restricted shares held by the individuals listed above, valued as of December 29, 1995, are as follows: James C. Mastandrea 225,000 shares ($1,575,000); Gregory D. Bruhn, 40,000 shares ($280,000); Paul F. Levin,
    20,000 shares ($140,000); Steven M. Edelman, 20,000 shares ($140,000); and
    John J. Dee, 20,000 shares ($140,000).
(2) Amounts shown are composed solely of annual contributions made to a defined contribution pension plan, except the amount for Mr. Mastandrea, which also included term life insurance premiums. The pension plan contribution for each participant is equal to the sum of (i) 3% of the participant's total cash compensation paid for such year up to a maximum of $150,000, and (ii) 3% of the portion of the participant's cash compensation paid for such year which is in excess of that year's Social Security taxable wage base up to a maximum of $150,000. The contributions made by First Union on behalf of the above named individuals are based on salary earned and paid in that year, plus executive incentive compensation paid in that year. The insurance premiums of $11,596 in 1995 and $35,630 in 1994 for Mr. Mastandrea are net of the amount recoverable by First Union upon his termination or death. The policy provides a death benefit of $2.5 million to Mr. Mastandrea's beneficiary.
(3) Includes reimbursement of taxes of $31,961 for relocation expenses, reimbursement for relocation expenses of $23,500 above the standard First Union policy and health benefit costs paid by First Union.

  * Employed July 19, 1993.

 ** Employed March 15, 1994.

 # Employment terminated effective February 12, 1996.

                      EMPLOYMENT AND CONSULTING AGREEMENTS

     As of September 1, 1991, the Trust entered into an Employment and Consulting Agreement with Donald S. Schofield, the former Chairman and Chief Executive Officer. Mr. Schofield retired from active employment with the Trust effective December 31, 1993. He was retained as a consultant during 1994 and 1995 at an annual fee of $250,000. The Consulting Agreement terminated as of December 31, 1995.

     In July 1994, the Trust entered into an Employment Agreement with Mr. Mastandrea. The Agreement has an initial three-year term and is extended automatically for additional one-year terms unless one of the parties gives notice of an intention not to renew.

     The agreement with Mr. Mastandrea provides that he will have the titles, and perform the duties, of Chairman of the Board of Trustees, Chairman of the Executive Committee of the Board of Trustees, and President and Chief Executive Officer of the Trust. Under the agreement, Mr. Mastandrea receives an annual base salary of not less than $250,000, subject to annual review and adjustment by the Board of Trustees; the continuation of the health and welfare benefits previously provided to him; participation in Trust's 1994 Long Term Incentive Performance Plan; and split dollar life insurance in the benefit amount of $2,500,000.

     The premiums on the split dollar life insurance were set with the expectation that, if Mr. Mastandrea continues to work for the Trust until he attains age 65, the cash surrender value of the policy will be sufficient to fund (1) the return to the Trust of all premiums paid by it and (2) paid-up insurance on the life of Mr. Mastandrea in the amount of $2,500,000. When the Trust's obligation to pay premiums ceases, whether upon funding in full of the policy or termination of Mr. Mastandrea's employment, the Trust will be entitled to a return of all premiums paid by it (up to the cash surrender value of the policy), and Mr. Mastandrea will own the policy.

     The Agreement also provides that, in the event Mr. Mastandrea becomes disabled, the Trust will continue to pay his base salary and bonus and to provide health and welfare benefits for three years, unless he earlier recovers from the disability, dies, or attains age 65.

     The employment of Mr. Mastandrea may be terminated at any time. However, if the Trust terminates the employment of Mr. Mastandrea without cause (as defined in the Agreement), or if he terminates his employment for good reason (as defined), the Trust is required to continue to pay his base salary and bonus and to provide benefits, including pension contributions and vesting of options, for a period of three years, unless he earlier dies or attains age 65. A portion of the Shares of restricted stock previously granted to Mr. Mastandrea would also vest. Notification by the Trust that it does not intend to renew the Agreement beyond the three-year initial term is treated, for this purpose, as a termination by the Trust.

     In the event of a change in control or shift in ownership of the Trust (as defined), the Trust is required to deposit, in an irrevocable escrow account, an amount sufficient to fund all payments that would be due to Mr. Mastandrea upon termination without cause or resignation for good reason. In addition, if termination without cause or resignation for good reason occurs after a change in control or shift in ownership, the base salary, bonus, and pension contributions payable to him upon termination becomes due immediately in lump sum.

     In the event a change in the ownership or control occurs within the meaning of Section 280G of the Internal Revenue Code, the aggregate amount payable to Mr. Mastandrea will be limited to the maximum amount that may be deducted for Federal income tax purposes without constituting "excess parachute payments" under Section 280G. In addition, Mr. Mastandrea has agreed to defer the receipt of payments that would otherwise not be deductible due to the $1,000,000 limit under Section 162(m) of the Internal Revenue Code.

     In July 1994, the Trust also entered into an Employment Agreement with Mr. Bruhn, the former Executive Vice President and Chief Financial Officer. Mr. Bruhn's employment was terminated effective February 12, 1996. Pursuant to the terms of the Agreement, the Trust will continue to pay Mr. Bruhn's base salary and bonus, at the rate in effect on the termination date (base salary $160,000 and bonus $41,328) for a period of three years unless he dies earlier. It will also provide health and welfare benefits, including contribution to any Pension Plan, in the same manner and amount as was in effect immediately prior to termination, for the same three-year period. Share options previously granted will continue to vest for the three-year period, and a portion of the restricted shares previously granted will vest in accordance with a formula established in the Agreement with the remaining shares forfeited.

                                                           OPTION GRANTS
                                                        IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                                --------------------------------------------------------     ANNUAL RATES OF SHARE
                                                % OF TOTAL                                    PRICE APPRECIATION
                                                 OPTIONS                                          FOR 8 YEAR
                                                 GRANTED        EXERCISE                        OPTION TERM(2)
                                 OPTIONS       TO EMPLOYEES     PRICE PER     EXPIRATION     ---------------------
             NAME               GRANTED(1)       IN 1994          SHARE          DATE           5%          10%
------------------------------- ----------     ------------     ---------     ----------     --------     --------
James C. Mastandrea............   112,500          46.4%         $  7.75      04-03-2003     $416,281     $997,066
Gregory D. Bruhn...............    20,000           8.2%            7.75      04-03-2003       74,006      177,256
Paul F. Levin..................    10,000           4.1%            7.75      04-03-2003       37,003       88,628
Steven M. Edelman..............    10,000           4.1%            7.75      04-03-2003       37,003       88,628
John J. Dee....................    10,000           4.1%            7.75      04-03-2003       37,003       88,628

---------------
(1) Options granted under the 1994 Long Term Incentive Performance Plan (the "1994 Plan") may be in the form of Incentive Stock Options (qualifying as such under Section 422A of the Internal Revenue Code, as amended) and Nonstatutory Stock Options. Options granted are at prices not less than the fair market value of the Shares at the date of grant and expire not later than eight years after the date granted. Options are exercisable only after the optionee has been continuously employed by the Trust for twelve months from the date of grant and thereafter to the extent of one-third during the second year, two-thirds during the third year and in full during the fourth through eighth years. In the event of any change in control of the Trust, a defined term in the 1994 Plan, including liquidation or dissolution of the Trust, or a merger or consolidation with respect to which the Trust shall not be the surviving entity, all options become exercisable immediately.
(2) The appreciation calculation is a required disclosure. The appreciation examples shown above do not reflect past experience of the Trust's options granted, nor can they be expected to predict future performance.

                                       AGGREGATED SHARE OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                           SHARES                     NUMBER OF UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                          ACQUIRED                         AT FISCAL YEAR END                  AT FISCAL YEAR END
                             ON          VALUE       -------------------------------     -------------------------------
          NAME            EXERCISE      REALIZED     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE      EXERCISABLE
------------------------- ---------     --------     --------------     ------------     --------------     ------------
James C. Mastandrea......        0      $     0          237,500            62,500          $ 46,875          $ 23,438
Gregory D. Bruhn.........        0            0           52,083            12,917             8,333             4,167
Paul F. Levin............        0            0           17,666            28,284             4,166             2,084
Steven M. Edelman........        0            0           18,541            38,419             4,166             2,084
John J. Dee..............        0            0           18,541            40,499             4,166             2,084

              MANAGEMENT, ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Board of Trustees is responsible for fixing the compensation of executive officers. However, the Board acts on the basis of recommendations of its Management, Organization and Compensation Committee (the "Committee"). The Committee makes recommendations to the Board with respect to (i) the compensation of all officers with annual salaries of $75,000 or more, (ii) grants of options under the Trust's 1981 Employee Share Option Plan and (iii) awards to employees under the 1994 Long Term Incentive Performance Plan. The Committee is made up of three independent, non-management Trustees, Messrs. William E. Conway (Chairman), Daniel G. DeVos and Russell R. Gifford.

GENERAL APPROACH TO EXECUTIVE COMPENSATION

     Compensation for executive officers consists of four principal elements: base salaries, annual cash/stock bonus awards, stock options, and restricted stock.

     The Committee seeks to structure executive compensation to attract and retain highly qualified, experienced management personnel and to use the four principal components of the Trust's executive compensation program to align the interests of management and shareholders and to use the non-salary compensation components to reward performance beyond regular, competent job performance as measured by individual performance goals and corporate performance targets.

     In establishing each component of executive compensation, the Committee compared the level of compensation of its executive officers with compensation paid by organizations of similar size in comparable industries. In making these comparisons, the Committee utilized data gathered and compiled by its independent compensation consultant in 1994. The Committee did not have and, therefore, did not separately consider data relating to corporate performance of the companies included in its compensation consultant's comparisons. However, certain companies included in such compensation comparisons are also included in the NAREIT All REITs Index. The Performance Graph in this proxy statement compares corporate performance (based upon five year cumulative total shareholder return) of the Trust versus that of companies included in the NAREIT All REITs Index and in the NYSE Composite Index.

     Base Salaries. The Committee examined base compensation of executive officers at other real estate investment trusts located in the Midwest that have market capitalizations between approximately $60 million and $360 million (the "comparable REITs"). The base salaries of the Trust's chief executive officer and other named executive officers for 1995 were, on average, below the average base salary of such officers at comparable REITs. Base salary amounts were determined without reference to corporate performance.

     Annual Cash/Stock Bonus Awards. The primary goals of the annual cash/stock bonus awards are to provide a direct link between compensation and annual performance, to provide a strong incentive to attain Trust and operating unit goals, to recognize and reward employees for performance beyond regular, competent job performance, and to build and reinforce the concept of a team by focusing on the key measure of the Trust's performance--funds from operations for the current year. Awards are designed to be comparable in amount to the average of awards paid by organizations of similar size in comparable industries when target performance is met; awards will be above this average when the target is exceeded, or below this average when the target is not achieved. Awards are paid partially in stock in order to encourage Share ownership.

     The Trust's annual cash/stock bonus awards are intended to be the method for compensating executive officers for achieving performance goals for a particular fiscal year. Performance goals are expressed in terms of threshold, target and maximum performance goals. Threshold goals are the minimum necessary performance levels required for an executive officer to earn an annual bonus award. In 1995 threshold performance goals were based upon an executive officer achieving 80% of such executive officer's target goal. Maximum performance goals were based upon an executive officer achieving 120% of such executive officer's target goal. If a threshold, target or maximum performance goal was achieved, the executive officer received 50%, 100% or 150%, respectively, of such executive officer's bonus potential. If the threshold 80% is not met, no bonus is paid. Bonuses for achievement of performance goals at a level between an executive officer's threshold and target goals or target and maximum goals were calculated based upon straight line interpolation. Annual cash/stock bonus awards are paid 20% in Shares of the Trust and 80% in cash. For 1995 the chief executive officer and all named executive officers had a single performance goal based upon achieving the Trust's funds from operations target.

     Stock Options. The primary goal of the stock options is to link shareholder and employee interest by providing a way for both to gain from appreciation in the market price of Shares over time. Stock options are granted to executive officers as well as others in the organization on the theory that the best performance for shareholders will be attained when a broad group of employees has a mutual interest with the shareholders.

     Restricted Stock. The restricted stock awards are designed to encourage senior executives to think and act like shareholders and, as a result, to promote the long term growth and performance of the Trust and increase the market price of the Shares. The awards are intended to act as long term performance incentives by creating a strong positive correlation between stock price appreciation and dividend growth, on the one hand, and compensation levels on the other. The level of the awards are recognized to be above average for organizations of similar size in comparable industries, but the goal required to earn the restricted stock in less than eight years is challenging (the market price of the Shares has to attain $21 per Share for 20 consecutive trading days). Restricted stock is granted only to the most senior officers--those who have the greatest impact on the performance of the Trust.

     In determining the amount of all incentive compensation arrangements (i.e., target bonus compensation, stock option grants and restricted stock awards) for executive officers of the Trust, the Committee considered data presented by its compensation consultant in 1994 with respect to incentive compensation paid at approximately 125 other financial services companies, including REITs and banking and insurance institutions, with average sales of $356 million and average assets of approximately $200 million ("comparable companies"). Target bonus compensation was fixed by the Committee so that executive officers achieving their target performance goals would receive bonus compensation in the median range for corresponding positions at comparable companies. Likewise, option grants were fixed by the Committee so that executive officers (other than the chief executive officer) would receive incentive stock options in the median range for corresponding positions at comparable companies. In contrast, however, the amount of restricted stock awards granted to executive officers, (including the chief executive officer) were fixed by the Committee with reference to data from comparable companies but so that executive officers achieving their long term incentive goals would receive restricted stock compensation higher than the average awards granted to executive officers in corresponding positions at comparable companies. The number of stock options and shares of restricted stock granted to Mr. Mastandrea was determined in connection with the negotiation of Mr. Mastan-drea's Employment Agreement as chief executive officer of the Trust with the Committee in consultation with its compensation consultant.

     The Trust's stock option grants and restricted stock awards to executive officers were based upon corporate performance during the immediately preceding fiscal year, and such compensation was structured in a manner the Committee believes will maximize future performance by executive officers by linking the vesting of restricted stock and such officers' eligibility to receive future option and restricted stock awards until certain funds from operations targets are achieved. The Committee did not utilize incentive compensation data from comparable REITs in fixing the executive officer's incentive compensation because a high standard deviation made such data inherently unreliable for comparison purposes. The small number of options and the absence of shares of restricted stock previously granted to executive officers were considered by the Committee in determining the size and structure of such grants.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     During 1995, Mr. Mastandrea served as Chairman of the Board of Trustees, Chairman of the Executive Committee of the Board of Trustees, and President and Chief Executive Officer of the Trust. For the year ended December 31, 1995, he received a base salary of $283,333, and an annual bonus of $99,876, options to purchase 112,500 Shares, and 112,500 Shares of restricted stock under the 1994 Long Term Incentive Performance Plan. See the tables entitled "Summary Compensation Table" and "Option Grants in Last Fiscal Year."

     The Committee believes that Mr. Mastandrea's compensation is consistent with its general approach to executive compensation, which is described above, as well as Mr. Mastandrea's position and responsibilities with the Trust and his individual performance during 1995. Mr. Mastandrea's compensation is also consistent with commitments made to him when he was hired by the Trust in July 1993, which are reflected in an employment agreement discussed above under the heading "Employment and Consulting Agreements."

COMPENSATION OF OTHER NAMED EXECUTIVE OFFICERS

     As is the case with Mr. Mastandrea, the Committee believes that the compensation provided to other executive officers named in the "Summary Compensation Table" is consistent with the Committee's general approach to executive compensation, which is described above, as well as the position and responsibilities with the Trust and individual performance of each of these executive officers during 1995.

     Mr. Bruhn's compensation and other payments to him are also consistent with commitments made to him when he was hired by the Trust in March 1994, which are reflected in an Employment Agreement with him, discussed above, under the heading "Employment and Consulting Agreements."

  WILLIAM E. CONWAY (CHAIRMAN)       DANIEL G. DEVOS       RUSSELL R. GIFFORD

                            MEMBERS OF THE COMMITTEE

                               PERFORMANCE GRAPH

     The performance graph assumes $100 invested on December 31, 1990 in First Union Shares, All REITs and the NYSE Composite, with dividends reinvested when paid and share prices as of the last day of each calendar year. The total return for All REITS was compiled by the National Association of Real Estate Investment Trusts (NAREIT).

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

 MEASUREMENT PERIOD                                                 NYSE
(FISCAL YEAR COVERED)           FIRST UNION      ALL REITS        COMPOSITE
1990                                  100             100             100
1991                                  105             136             127
1992                                  149             152             133
1993                                  168             180             144
1994                                  122             182             139
1995                                  137             215             183

PROPOSAL 2

                              SHAREHOLDER PROPOSAL

Statement in Support and Proposal

     Allen Wolff, D.V.M., Trustee, 4241 Center Road, Brunswick, Ohio 44212-0474, who is the beneficial owner of 1,520 Shares of Beneficial Interest, has advised the Trust that he intends to present at the Annual Meeting the following proposal, for which the Board of Trustees and the Trust accept no responsibility:

     Throughout corporate America, I feel there are about five things that need to be changed to have ALL managers more responsive to the shareholder; this stockholder resolution is but the first step.

     Although First Union's proxy card resembles almost every other proxy card I have seen (other than street name-holders), it is confusing to the average stockholder.

     I am particularly dismayed at the statement on proxies that "Proxies signed, but not specifically marked, will be voted as management has suggested"

     Management says that stockholders clearly understand how their votes will be counted if they don't put Xs in the boxes; yet many shareholders don't! THEY say that this process allows the stockholder not to be burdened with marking TWO to FOUR Xs, and that allowing management to have these proxies is in the best interest of the corporation. How many shareholders are even able to read through the gobbleygook to understand what they are being asked to vote upon?

     Managements are using this skewed method of counting proxies to get "shareholder approval" oftentimes of questionable "motions", usually executive and Board compensation.

     As a REIT, First Union is required to pay out 95% of its profits to the shareholders. But, increased compensation cuts the profits and awards of stock, gratis or below market costs, dilutes the ownership and causes the 95% to be divided among more people and spending one half of the potential net to protect the incumbent's turf (as done last year) is probably NOT in the best interest of the stockholders -- only shareholders were hurt by this action.

     Besides the numbers on the P&L statement, one way of measuring success is by investor confidence. My original investment having currently depreciated by 77% does not indicate investor confidence. A formula needs to be in place using actual (real) profits and returns to the shareholder as two of the measures of success. The BASE year for determining executive bonuses SHOULD NOT be the year of greatest losses.

     If there were an OBJECTIVE, rather than a SUBJECTIVE, way for determining bonuses, I would not object, but I have yet to hear of a truly objective plan. But, one cannot say the losing 50 million dollars compared to losing 100 million dollars represents a 50% better success ratio. Good management will show profits even under bad conditions.

     RESOLVED THAT IN THE FUTURE PROXIES OF THIS CORPORATION, THAT THERE BE NO DISCRETIONARY VOTING BY THE NAMED PROXY-HOLDER.

     A similar proposal submitted last year garnered 30% of the vote; less than 72% of the outstanding shares were represented at the meeting. Over 3 million shares ABSTAINED and among the votes counted against were unmarked proxies -- the number of which were not revealed, although asked for. In every case, managements trivialize the importance of the UNMARKED proxies but are not willing to give them up, why not?

     Beware that if you sign your proxy card, but leave this issue unmarked, the Company will count you as voting AGAINST.

BOARD OF TRUSTEES' RECOMMENDATION AND STATEMENT

     The Board of Trustees recommends that the beneficiaries vote AGAINST this proposal for the following reasons:

     This is substantially the same proposal as one presented by Mr. Wolff last year, and rejected by the shareholders then.

     This proposal seeks to eliminate the right and ability of First Union's beneficiaries to have their Shares voted by simply signing and returning a proxy card. This right is explicitly provided for in Rule 14a-4(b) (1) (the "Rule") under the Securities Exchange Act, which provides: "A proxy may confer discretionary authority with respect to matters as to which a choice is not specified by the Security holder provided that the form of proxy states in boldface type how it is intended to vote the shares represented by the proxy in each such case." Thus, the practice is specifically approved by the Rule. As a convenience, First Union provides its beneficiaries with the opportunity to return a signed and dated but unmarked proxy card, thereby authorizing the designated proxies to vote in accordance with the recommendations of the Board. In such a case, the beneficiaries actually vote their Shares in accordance with the recommendations of the Board, but are permitted to do so by simply signing the card, and are not required to specifically mark each item listed on the proxy card. As required by the Rule, beneficiaries are advised, in bold letters on each proxy card, as to the effect of returning such an unmarked proxy card. We credit all beneficiaries with the ability to read and understand this procedure. In addition, all beneficiaries continue to have the opportunity, if they so desire, to submit a proxy card with separate instructions for each item by marking the appropriate FOR, AGAINST, or ABSTAIN box for each issue as applicable.

     Moreover, the proponent has interjected in his proposal extraneous material and an unsupported assertion that "managements are using this skewed method" to obtain shareholder approval of "questionable 'motions'", relating to executive and Board compensation. Not only does this statement impugn the motives of management, but it is also inherently untrue with respect to First Union, since in each case where matters of compensation were before the shareholders for approval, shareholders were clearly advised, in accordance with the Rule, that proxies signed but not marked would be voted as recommended by management. Thus, these shareholders did, in effect, vote for the proposals.

     The proposal will not serve to provide shareholders with any new rights or powers. To the contrary, it will simply deprive First Union's shareholders of a convenient method of participating in annual or special meetings.

     VOTE REQUIRED. Approval of this proposal will require the affirmative vote of the holders of a majority of the Shares present in person or by proxy and voting at the meeting.

                             SELECTION OF AUDITORS

     Arthur Andersen LLP has been selected as auditors of First Union for the ensuing year. Arthur Andersen LLP has been First Union's auditors since the founding of the Trust in 1961. Representatives of Arthur Andersen LLP are expected to be present at the 1996 Annual Meeting with the opportunity to make a statement if they so desire and to respond to shareholder questions.

                                     VOTING

     The affirmative vote of the holders of a majority of the Shares present in person or by proxy and voting at the meeting is required for approval of the matters described in this Proxy Statement. If the requisite approval is not obtained with respect to a particular matter, the proposal referred to in such matter will not be implemented.

     As far as the Trustees are aware, no matters other than those outlined in this Proxy Statement will be presented to the meeting for action on the part of the shareholders. If any other matters are brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the Shares to which the proxy relates in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received by First Union for inclusion in First Union's proxy statement and form of proxy relating to that meeting on or before November 9, 1996. Any such proposals should be sent to the following address:
First Union Real Estate Equity and Mortgage Investments, Suite 1900, 55 Public Square, Cleveland, Ohio, 44113-1937, Attention: Paul F. Levin, Secretary.

                                            FIRST UNION REAL ESTATE EQUITY
                                              AND MORTGAGE INVESTMENTS

                                            PAUL F. LEVIN
                                             Senior Vice President -- General
                                                Counsel and Secretary
March 8, 1996

   FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS -- PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES.

   E. Bradley Jones and James C. Mastandrea, or either of them, are hereby authorized, with full power of substitution, to represent and to vote the shares which the undersigned may be entitled to vote, including reinvestment shares, if any, at the Annual Meeting of Shareholders of First Union Real Estate Equity and Mortgage Investments to be held on April 9, 1996, or at any adjournment thereof, as follows:

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1

   1. ELECTION OF TRUSTEES                              WITHHOLD AUTHORITY        / /
     FOR all nominees listed below        / /           to vote for all nominees listed below
     (except as indicated to the contrary below)

               Daniel G. DeVos, Allen H. Ford, Spencer H. Heine

   INSTRUCTION: (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

   -----------------------------------------------------------------------------

           THE BOARD OF TRUSTEES RECOMMENDS A VOTE "AGAINST" PROPOSAL 2

   2. SHAREHOLDER PROPOSAL CONCERNING TABULATION OF PROXIES

         / /  FOR                  / /  AGAINST                / /  ABSTAIN

   3. In their discretion, as to such other business as may properly come before the meeting or at any adjournment thereof.

                    (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

       PROXY NO.                                                       SHARES

   (Continued from the other side)

   IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED IN FAVOR OF PROPOSAL 1 AND AGAINST PROPOSAL 2.

                                                     Dated................, 1996


                                                     ...........................

                                                     ...........................

                                                     Please sign as name appears
                                                     on the share certificates
                                                     (as indicated on this
                                                     card). When shares are held
                                                     by joint tenants, both
                                                     should sign. When signing
                                                     as attorney, executor,
                                                     administrator, trustee or
                                                     guardian, please give your
                                                     full title as such. If the
                                                     share certificate is issued
                                                     in the name of a
                                                     corporation, please sign in
                                                     full corporation name by a
                                                     duly authorized officer. If
                                                     a partnership, please sign
                                                     in partnership name by a
                                                     duly authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.